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Exhibit 10.14

Serial No. MTM 069782

Date of Lease: July 1, 1965

UNITED STATES

DEPARTMENT OF THE INTERIOR
BUREAU OF LAND MANAGEMENT

COAL LEASE READJUSTMENT

PART I.    LEASE RIGHTS GRANTED

This lease, entered into by and between the United States of America, hereinafter called the lessor, through the Bureau of Land Management, and

  Spring Creek Coal Company
  P.O. Box 67
  Decker, Montana 59025

hereinafter called lessee, is readjusted, for a period of 10 years and for so long thereafter as coal is produced in commercial quantities from the leased lands, subject to readjustment of lease terms at the end of each 10-year lease period.

Sec. 1.    This lease readjustment is subject to the terms and provisions of the Mineral Leasing Act of February 25, 1920, as amended, 41 Stat. 437, 30 U.S.C. 181-287, hereinafter referred to as the Act; and to the regulations and formal orders of the Secretary of the Interior which are now or hereafter in force, when not inconsistent with the express and specific provisions herein.

Sec. 2.    Lessor, in consideration of any rents and royalties to be paid, and the conditions and covenants to be observed as herein set forth, hereby grants and leases to lessee the exclusive right and privilege to drill for, mine, extract, remove or otherwise process and dispose of the coal deposits in, upon, or under the following described lands:

Tract 1:	T. 8 S., R. 39 E., P.M.M.
        Sec. 22: SE1/4SW1/4, E1/2SE1/4, SW1/4SE1/4
        Sec. 23: S1/2NE1/4, S1/2
        Sec. 24: SW1/2NW1/4, SW1/4, W1/2SE1/4, SE1/4SE1/4
        Sec. 25: E1/2, E1/2W1/2, W1/2NW1/4, NW1/4SW1/4
        Sec. 26: N1/2, NE1/4SE1/4
        Sec. 27: N1/2NE1/4, NE1/2NW1/4
 T. 8 S., R. 40 E.,  P.M.M.
        Sec. 30: Lots 1-4, E1/2NW1/4, SE1/4SW1/4
        Sec. 31: N1/2NE1/4, NE1/2NW1/4

2346.760 acres, Big Horn County, Montana

Tract 2:	T. 8 S., R. 40 E., P.M.M. Sec. 19: S1/2 of Lot 4 18.255 acres, Big Horn County, Montana

Tract 3:	T. 8 S., R. 39 E., P.M.M. Sec. 22: S1/2NW1/4SE1/4 20.000 acres, Big Horn County, Montana

Tract 4:	T. 8 S., R. 39 E., P.M.M. Sec. 22: S1/2SE1/4NW1/4SW1/4, S1/2SW1/4NE1/4SW1/4 10.000 acres, Big Horn County, Montana

Tract 5:	T. 8 S., R. 39 E., P.M.M. Sec. 22: S1/2SE1/4NE1/4SW1/4, N1/2SW1/4NE1/4SW1/4, N1/2SE1/4NW1/4SE1/4 15.000 acres, Big Horn County, Montana

Tract 6:	T. 8 S., R. 39 E., P.M.M.
        Sec. 26: N1/2NW1/4SE1/4, N1/2NE1/4NE1/4SW1/4
        Sec. 27: NE1/4SE1/4NE1/4, N1/2NW1/4SE1/4NE1/4
 T. 8 S., R. 40 E., P.M.M.
        Sec. 30: N1/2N1/2NE1/4SW1/4, S1/2NE1/4NE1/4SW1/4, W1/2NW1/4NW1/4SE1/4

60.000 acres, Big Horn County, Montana

Tract 7:	T. 8 S., R. 40 E., P.M.M. Sec. 30: S1/2NE1/4SW1/4, S1/2NW1/4NE1/4SW1/4 25.000 acres, Big Horn County, Montana

Tract 8:	T. 8 S., R. 39 E., P.M.M. Sec. 26: SE1/4NE1/4NE1/4SW1/4, NE1/4NW1/4NE1/4SW1/4 Sec. 27: SE1/4NW1/4SE1/4NE1/4, NE1/4NE1/4SW1/4NE1/4 10.000 acres, Big Horn County, Montana containing 2,505.015 acres, more or less, together with the right to construct such works, buildings, plants, structures, equipment and appliances, and the right to use such on-lease rights-of-way which may be necessary and convenient in the exercise of the rights and privileges granted, subject to the conditions herein provided.

PART II.        TERMS AND CONDITIONS

Sec. 1.    (a)    RENTAL RATE—Lessee shall pay lessor rental annually and in advance for each acre or fraction thereof during the continuance of the lease at the rate of $3 for each lease year.

                (b)    RENTAL CREDITS—Rental shall not be credited against either production or advance royalties for any year.

Sec. 2.    (a)    PRODUCTION ROYALTIES—The royalty shall be 12.5 percent of the value of the coal produced by strip or auger methods and 8.0 percent of the value of the coal produced by underground mining methods as set forth in the regulations. Royalties are due to lessor the final day of the month succeeding the calendar month in which the royalty obligation accrues.

                (b)    ADVANCE ROYALTIES—Upon request by the lessee, the authorized officer may accept, for a total of not more than 10 years, the payment of advance royalties in lieu of continued operation, consistent with the regulations. The advance royalty shall be based on a percent of the value of a minimum number of tons determined in the manner established by the advance royalty regulations in effect at the time the lessee requests approval to pay advance royalties in lieu of continued operation.

Sec. 3.    BONDS—Lessee shall maintain in the proper office a lease bond in the amount of $5,000.00. The authorized officer may require an increase in this amount when additional coverage is determined appropriate.

Sec. 4.    DILIGENCE—This lease is subject to the conditions of diligent development and continued operation, except that these conditions are excused when operations under the lease are interrupted by strikes, the elements, or casualties not attributable to the lessee. The lessor, in the public interest, may suspend the condition of continued operation upon payment of advance royalties in accordance with the regulations in existence at the time of the suspension. Lessee's failure to produce coal in commercial quantities at the end of 10 years from July 1, 2005, shall terminate the lease, pursuant to Section 7 of the Act.

The lessor reserves the power to assent to or order the suspension of the terms and conditions of this lease in accordance with, inter alia, Section 39 of the Mineral Leasing act, 30 U.S.C. 209.

Sec. 5.    LOGICAL MINING UNIT (LMU)—Either upon approval by the lessor of the lessee's application or at the direction of the lessor, this lease shall become an LMU or part of an LMU, subject to the provisions set forth in the regulations.

The stipulations established in an LMU approval in effect at the time of LMU approval will supersede the relevant inconsistent terms of this lease so long as the lease remains committed to the LMU. If this LMU of which this lease is a part is dissolved, the lease shall then be subject to the lease terms which would have been applied if the lease had not been included in an LMU.

Sec. 6.    DOCUMENTS, EVIDENCE AND INSPECTION—At such times and in such form as lessor may prescribe, lessee shall furnish detailed statements showing the amount and quality of all products removed and sold from the lease, the proceeds therefrom, and the amount used for production purposes or unavoidably lost.

Lessee shall keep open at all reasonable times for the inspection of any duly authorized officer of lessor, the leased premises and all surface and underground improvements, works, machinery, ore stockpiles, equipment, and all books, accounts, maps, and records relative to operations, surveys, or investigations on or under the leased lands.

Lessee shall allow lessor access to and copying of documents reasonably necessary to verify lessee compliance with terms and conditions of the lease.

While this lease remains in effect, information obtained under this section shall be closed to inspection by the public in accordance with the Freedom of Information Act (5 U.S.C. 552).

Sec. 7.    DAMAGES TO PROPERTY AND CONDUCT OF OPERATIONS—Lessee shall comply at its own expense with all reasonable orders of the Secretary, respecting diligent operations, prevention of waste, and protection of other resources.

Lessee shall not conduct exploration operations, other than casual use, without an approved exploration plan. All exploration plans prior to the commencement of mining operations within an approved mining permit area shall be submitted to the authorized officer.

Lessee shall carry on all operations in accordance with approved methods and practices as provided in the operating regulations, having due regard for the prevention of injury to life, health, or property, and prevention of waste, damage or degradation to any land, air, water, cultural, biological, visual, and other resources, including mineral deposits and formations of mineral deposits not leased hereunder, and to other land uses or users. Lessee shall take measures deemed necessary by lessor to accomplish the intent of this lease term. Such measures may include, but are not limited to, modification to proposed siting or design of facilities, timing of operations, and specification of interim and final reclamation procedures. Lessor reserves to itself the right to lease, sell, or otherwise dispose of the surface or other mineral deposits in the lands and the right to continue existing uses and to authorize future uses upon or in the leased lands, including issuing leases for mineral deposits, not covered hereunder, and approving easements or rights-of-way. Lessor shall condition such uses to prevent unnecessary or unreasonable interference with rights of lessee as may be consistent with concepts of multiple use and multiple mineral development.

Sec. 8.    PROTECTION OF DIVERSE INTERESTS AMD EQUAL OPPORTUNITY—Lessee shall: pay when due all taxes legally assessed and levied under the laws of the State or the United States; accord all employees complete freedom of purchase; pay all wages at least twice each month in lawful money of the United States; maintain a safe working environment in accordance with standard industry practices; restrict the workday to not more than 8 hours in any 1 day for underground workers, except in emergencies; and take measures necessary to protect the health and safety of the public. No person under the age of 16 years shall be employed in any mine below the surface. To the extent that laws of the state in which the lands are situated are more restrictive than the provisions in this paragraph, then the State laws apply.

Lessee will comply with all provisions of Executive Order No. 11246 of September 24, 1965, as amended, and the rules, regulations, and relevant orders of the Secretary of Labor. Neither lessee nor lessee's subcontractors shall maintain segregated facilities.

Sec. 9.    (a)    TRANSFERS—This lease may be transferred in whole or in part to any person, association or corporation qualified to hold such lease interest.

Transfers of record title, working or royalty interest must be approved in accordance with the regulations.

                (b)    RELINQUISHMENT—The lessee may relinquish in writing at any time all rights under this lease or any portion thereof, as provided in the regulations. Upon lessor's acceptance of the relinquishment, lessee shall be relieved of all future obligations under the lease or the relinquished portion thereof, whichever is applicable.

Sec. 10.    DELIVERY OF PREMISES, REMOVAL OF MACHINERY, EQUIPMENT, ETC.—At such time as all portions of this lease are returned to lessor, lessee shall deliver up to lessor the land leased, underground timbering, and such other supports and structures necessary for the preservation of the mine workings on the leased premises or deposits and place all workings in condition for suspension or abandonment. Within 180 days thereof, lessee shall remove from the premises all other structures, machinery, equipment, tools, and materials that it elects to or as required by the authorized officer. Any such structures, machinery, equipment, tools, and materials remaining on the leased lands beyond 180 days, or approved extension thereof, shall become the property of the lessor, but lessee shall either remove any or all such property or shall continue to be liable for the cost of removal and disposal in the amount actually incurred by the lessor. If the surface is owned by third parties, lessor shall waive the requirement for removal, provided the third parties do not object to such waiver. Lessee shall, prior to the termination of bond liability or at any other time when required and in accordance with all applicable laws and regulations, reclaim all lands the surface of which has been disturbed, dispose of all debris or solid waste, repair the offsite and onsite damage caused by lessee's activity or activities incidental thereto, and reclaim access roads or trails.

Sec. 11.    PROCEEDINGS IN CASE OF DEFAULT—If lessee fails to comply with applicable laws, existing regulations, or the terms, conditions, and stipulations of this lease, and the noncompliance continues for 30 days after written notice thereof, this lease shall be subject to cancellation by the lessor only by judicial proceedings. This provision shall not be construed to prevent the exercise by lessor of any other legal and equitable remedy, including waiver of the default. Any such remedy or waiver shall not prevent later cancellation for the same default occurring at any other time.

Sec. 12.    HEIRS AND SUCCESSORS-IN-INTEREST—Each obligation of this lease shall extend to and be binding upon, and every benefit hereof shall inure to, the heirs, executors, administrators, successors, or assigns of the respective parties hereto.

Sec. 13.    INDEMNIFICATION—Lessee shall indemnify and hold harmless the United States from any and all claims arising out of the lessee' s activities and operations under this lease.

Sec. 14.    SPECIAL STATUTES—This lease is subject to the Federal Water Pollution Control Act (33 U.S.C. 1151 - 1175; and the Clean Air Act (42 U.S.C. 4247 et seq.), and to all other applicable laws pertaining to exploration activities, mining operations, and reclamation, including the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. 1201 et seq.)

Sec. 15.    SPECIAL STIPULATIONS—See Exhibit A attached (3 pages).

The United States of America
By (Signature)
/s/ Randy D. Heushcer Chief, Branch of Solid Minerals Montana State Office
(Date) 12/14/04

EXHIBIT A

COAL LEASE SPECIAL STIPULATIONS

Sec. 15. SPECIAL STIPULATIONS - In addition to observing the general obligations and standards of performance set out in the current regulations, the lessee shall comply with and be bound by the following stipulations. These stipulations are also imposed upon the lessee's agents and employees. The failure or refusal of any of these persons to comply with these stipulations shall be deemed a failure of the lessee to comply with the terms of the lease. The lessee shall require his agents, contractors and subcontractors involved in activities concerning this lease to include these stipulations in the contracts between and among them. These stipulations may be revised or amended, in writing, by the mutual consent of the lessor and the lessee at any time to adjust to changed conditions or to correct an oversight.

(a)   CULTURAL RESOURCES -

  (1) Before undertaking any activities that may disturb the surface of the leased lands, the lessee shall conduct a cultural resource intensive field inventory in a manner specified by the Authorized Officer of the BLM (herinafter referred to as the Authorized Officer) on portions of the mine plan area, or exploration plan area, that may be adversely affected by lease-related activities and which were not previously inventoried at such a level of intensity. Cultural resources are defined as a broad, general term meaning any cultural property or any traditional lifeway value, as defined below:

    Cultural property: a definite location of past human activity, occupation, or use identifiable through field inventory (survey), historical documentation, or oral evidence. The term includes archaeological, historic, or architectural sites, structure, or places with important public and scientific uses, and may include traditional cultural or religious importance to specified social and/or cultural groups. Cultural properties are concrete, material places, and things that are classified, ranked, and managed through the system of inventory, evaluation, planning, protection, and utilization.

    Traditional lifeway value: the quality of being useful in or important to the maintenance of a specified social and/or cultural group's traditional systems of (a) religious belief, (b) cultural practice, or (c) social interaction, not closely identified with definite locations. Another group's shared values are abstract, nonmaterial, ascribed ideas that one cannot know about without being told. Traditional lifeway values are taken into account through public participation during planning and environmental analysis.

  The cultural resources inventory shall be conducted by a qualified professional cultural resource specialist; i.e., archaeologist, anthropologist, historian, or historical architect, as appropriate and necessary, and approved by the Authorized Officer (BLM if the surface is privately owned). A report of the inventory and recommendations for protection of any cultural resources identified shall be submitted to the Assistant Director of the Western Support Center of the Office of Surface Mining (hereinafter referred to as the Assistant Director) by the Authorized Officer. Prior to any on-the-ground cultural resource inventory, the selected professional cultural resource specialist shall consult with the BLM, the Northern Cheyenne Cultural Protection Board, and the Crow Historic and Cultural Committee. The purpose of this consultation will be to guide the work to be performed and to identify cultural properties or traditional lifeway values within the immediate and surrounding mine plan area. The lessee shall undertake measures, in accordance with instructions from the Assistant Director to protect cultural resources on the leased lands. The lessee shall not commence the surface-disturbing activities until permission to proceed is given by the Assistant Director in consultation with the Authorized Officer.

  (2) The lessee shall protect all cultural resource properties within the lease area from lease related activities until the cultural resource mitigation measures can be implemented as part of an approved mining and reclamation plan or exploration plan.

  (3) The cost of carrying out the approved site mitigation measures shall be borne by the lessee.

  (4) If cultural resources are discovered during operations under this lease, the lessee shall immediately bring them to the attention of the Assistant Director, or the Authorized Officer if the Assistant Director is not available. The lessee shall not disturb such resources except as may be subsequently authorized by the Assistant Director. Within two (2) working days of notification, the Assistant Director will evaluate or have evaluated any cultural resources discovered and will determine if any action may be required to protect or preserve such, discoveries. The cost of data recovery for cultural resources discovered during lease operations shall be borne by the surface managing agency unless otherwise specified by the Authorized Officer.

  (5) All cultural resources shall remain under the jurisdiction of the United States until ownership is determined under applicable law.

(b)   PALEONTOLOGICAL RESOURCES -

  If a paleontological resource, either large and conspicuous, and/or of significant scientific value is discovered during construction, the find will be reported to the authorized officer immediately. Construction will be suspended within 250 feet of said find. An evaluation of the paleontological discovery will be made by a BLM approved professional paleontologist within five (5) working days, weather permitting, to determine the appropriate action(s) to prevent the potential loss of any significant paleontological value. Operations within 250 feet of such discovery will not be resumed until written authorization to proceed is issued by the Authorized Officer. The lessee will bear the cost of any required paleontological appraisals, surface collection of fossils, or salvage of any large conspicuous fossils of significant interest discovered during the operation.

(c)   PUBLIC LAND SURVEY PROTECTION -

  The lessee will protect all survey monuments, witness corners, reference monuments, and bearing trees against destruction, obliteration, or damage during operations on the lease areas. If any monuments, corners or accessories are destroyed, obliterated or damaged by this operation, the lessee will hire an appropriate county surveyor or registered land surveyor to reestablish or restore the monuments, corners, or accessories at the same locations, using surveying procedures in accordance with the "Manual of Surveying Instructions for the Survey of Public Lands of the United States." The survey will be recorded in the appropriate county records, with a copy sent to the authorized officer.

(d)   RESOURCE RECOVERY AND PROTECTION PLAN (R2P2) -

  Notwithstanding the approval of a resource recovery and protection plan (R2P2) by the BLM, lessor reserves the right to seek damages against the operator/lessee in the event (i) the operator/lessee fails to achieve maximum economic recovery (MER) [as defined at 43 CFR 3480.0-5.2 (21)] of the recoverable coal reserves or (ii) the operator/lessee is determined to have caused a wasting of recoverable coal reserves. Damages shall be measured on the basis of the royalty that would have been payable on the wasted or unrecovered coal.

  The parties recognize that under an approved R2P2, conditions may require a modification by the operator/lessee of that plan. In the event a coal bed or portion thereof is not to be mined or is rendered unmineable by the operation, the operator shall submit appropriate justification to obtain approval by the authorized officer to leave such reserves unmined. Upon approval by the authorized officer, such coal beds or portions thereof shall not be subject to damages as described above. Further, nothing in this section shall prevent the operator/lessee from exercising its right to relinquish all or a portion of the lease as authorized by statute and regulation.

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  In the event the authorized officer determines that the R2P2 as approved will not attain MER as the result of changed conditions, the authorized officer will give proper notice to the operator/lessee as required under applicable regulations. The authorized officer will order a modification if necessary, identifying additional reserves to be mined in order to attain MER. Upon a final administrative or judicial ruling upholding such an ordered modification, any reserves left unmined (wasted) under that plan will be subject to damages as described in the first paragraph under this section.

  Subject to the right to appeal hereinafter set forth, payment of the value of the royalty on such unmined recoverable coal reserves shall become due and payable upon determination by the authorized officer that the coal reserves have been rendered unmineable or at such time that the lessee has demonstrated an unwillingness to extract the coal.

  The BLM may enforce this provision either by issuing a written decision requiring payment of the MMS demand for such royalties, or by issuing a notice of non-compliance. A decision or notice of non-compliance issued by the lessor that payment is due under this stipulation is appealable as allowed by law.

(e)   MULTIPLE MINERAL DEVELOPMENT -

  Operations will not be approved which, in the opinion of the authorized officer, would unreasonably interfere with the orderly development and/or production from a valid existing mineral lease issued prior to this one for the same lands.

  The BLM realizes that coal mining operations conducted on Federal coal leases issued within producing oil and gas fields may interfere with the economic recovery of oil and gas; just as Federal oil and gas leases issued in a Federal coal lease area may inhibit coal recovery. BLM retains the authority to alter and/or modify the R2P2 for coal operations on those lands covered by Federal mineral leases so as to obtain maximum resource recovery.

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EXHIBIT A

[Fish, Wildlife & Parks Letterhead]

Route 1, Box Miles City, Mt 59301 January 7, 1992

Sandy Sacher
District Manager
Bureau Land Management
Miles City, Mt 59301

Dear Sandy:

        Per our letter of June 26, 1991, to you, representatives from this department have entered into negotiations with Spring Creek Coal Company to mitigate certain of their lands designated as unsuitable for mining for the purpose of expanding their mining operations.

        The mitigation process involved a number of concerns which had to be resolved prior to reaching an acceptable agreement, but all issues have been resolved to the mutual satisfaction of both parties. Spring Creek Coal Company has agreed to institute a rest-rotation grazing system and hunter access through a block management agreement on properties owned and controlled by the Company. Through the permitting process with the Montana Department of State Lands and the Office of Surface Mining, Spring Creek Coal Company has also agreed to provide maps indicating the location and extent of lands designated unsuitable for mining and the location and extent of disturbance within those lands.

        They have also agreed to a reclamation plan which will restore disturbed lands to their full potential as mule deer winter range. The reclamation plan calls for reestablishment of vegetation communities on the regraded land surface that will provide wildlife habitat values commensurate with premining conditions.

        All mining and reclamation operations will be closely monitored by the Montana Department of State Lands and the Office of Surface Mining. Spring Creek Coal Company has also agreed to monitor wildlife populations (and especially mule deer populations) on a regular basis to document any adverse effects on those populations due to mining disturbance. Wildlife populations will be monitored after reclamation is complete to document reinvasion of disturbed areas. This monitoring will continue for a minimum of 10 years following completion of reclamation operations in the area designated as unsuitable. Complete reports, of each year's monitoring results, will be submitted to our department on an annual basis.

        As part of its mitigation plan, Spring Creek Coal Company has agreed to institute a rest-rotation grazing system as outline by our department. They have also agreed to allow public hunting on lands owned and controlled by them outside the active mine area. Implementation of these two programs should result in general improvement of wildlife habitat and will also provide public hunting opportunities that have not existed in this area prior to our agreement.

        Therefore, the Montana Department of Fish, Wildlife and Parks Department recommends that portions of Sections 22, 23, 26 and 27 of Township 8 South, Range 39 East be redesigned "suitable for mining with stipulations" based upon the following:

  a)
  That a rest-rotation grazing system be instituted on lands owned by Spring Creek Coal Company,

  b)
  That Spring Creek Coal Company institute public hunter access through a block management agreement,

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  c)
  That Spring Creek Coal Company follow the mining, reclamation, monitoring and reporting plans required and agreed to by the Montana Department of State Lands and the Office of Surface Mining.

        In their letter of October 31, 1991, to John Mundinger, Spring Creek Coal Company outlined complete details of their program to meet the requirements for mitigation of the unsuitability designation. The plan was reviewed by my staff and is acceptable.

        As per this comminque please be advised that an acceptable mitigation plan has been submitted by Spring Creek Coal Company. Our approval will allow the Bureau of Land Management to complete their Environmental Assessment of the mining and reclamation plan proposed for the South Fork of Spring Creek. Therefore, we recommend that Bureau of Land Management change these lands from unsuitable to suitable for mining with the above described stipulations.

Sincerely,
/s/ Dick Ellis Richard Ellis Regional Supervisor
cc:
State Lands
Spring Creek Coal Company
John Mundinger
Kerry Constan

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EXHIBIT B

October 31, 1991	[SEAL]	[LOGO]

John Mundinger
Montana Department of Fish, Wildlife and Parks
Helena, MT 59620

RE:
Plans to Mitigate Disturbance of Lands Designated Unsuitable for Mining

Dear John:

In an effort to mitigate the loss of lands designated as unsuitable for mining due to their classification as mule deer and pronghorn winter range. Spring Creek Coal Company (SCC) is proposing to initiate two programs. One program involves hunter access (Block Management) on lands owned and controlled by SCC and the other program involves establishment of a rest rotation grazing system.

These programs are designed to 1) improve carrying capacity on undisturbed lands, and 2) improve hunter access to mule deer herds. Increased hunting pressure will help maintain deer populations at levels commensurate with reduced availability of winter range. Together, the two programs should offset the temporary loss of habitat, improve hunter/landowner relations, maintain a proper balance between big game populations and available forage, improve native range conditions, and decrease wind and water erosion.

The block management (hunter access) program, which will be initiated upon approval of this proposal, will open lands owned and controlled by SCC to public hunting. At present, SCC can make available to resident and nonresident deer hunters a total of 4,206 acres contained in Pastures 1 and 2, and pastures leased by Young and Taylor (see enclosed map). Pasture 3, which lies south of the mine permit area, will not be included at this time because carrying firearms through the Spring Creek and Decker mine permit areas is prohibited by both mining companies.

Due to the proximity of the explosives storage facility, hunting on some of the property will be limited to archery only this season. This restriction will be lifted next year by which time SCC will have provided additional protection to the explosive storage area. Federal regulations require that such facilities be protected against being struck by stray bullets, and at this time the area does not have sufficient protection on all sides. A minor mine plan revision, approved by the Montana Department of State Lands, soil analyses, soil removal and earth moving are required to adequately protect the area and provide compliance with appropriate State and Fedeal rules and regulations.

Implementation of the block management plan will follow the outline below:

  1)
  the security force will guide hunters to prevent accidental shooting toward personnel and equipment.

  2)
  hunter will fill out an application to establish their preferred hunt date, time and group size.

  3)
  an orientation will be provided to acquaint hunters with the mining operation, ownership boundaries, travel routes and proper conduct in the field, and

  4)
  SCC will participate in hunter success data collection on forms provided by the Fish, Wildlife and Parks Department.

SCC believes that this program will help mitigate the loss of critical mule deer winter range by increasing the opportunities for hunters to manage local deer populations.

The second aspect of the mitigation program is SCC's commitment to institute a rest rotation grazing system on lands controlled outside the active mine permit area. The grazing system will better manage native range, promote growth of native grasses, shrubs and forbs, promote the health of local big game

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and game bird populations, reduce erosional processes due to wind and-water, and increase the awareness of local landowners as to the benefits of this type of livestock operation.

The basic format of the rest rotation grazing system will be the three (3) pasture rotation scheme. Prior to initiation of the program, range condition and carrying capacity will be documented by qualified personnel such as Soil Conservation Service personnel. Once this step has been completed, the 3 pasture rotation system will be instituted (see enclosed map).

Additional water improvements will be undertaken and some fencing changes may be made to lump pastures into 3 of equal carrying capacity. Since one adjacent landowner (Jim Hamilton) currently leases the majority of lands controlled by SCC (Pastures 1, 2 and 3), implementation of this program should be relatively simple.

Lands leased to Young and Taylor will be rotated to fulfill the intent of rest rotation grazing by allowing grazing only during specified times. Such limitations should not pose any problems since these parcels comprise minimal portions of their total respective operations.

The estimated rotational scheme for Pastures 1, 2 and 3, using the format presented by Joe Egan at the Miles City seminar, will be to graze Pastures 2 and 3 this year while resting Pasture 1. Pastures 1 and 2 will be grazed next year while resting Pasture 3. Pastures 1 and 3 will be grazed next year while resting Pasture 2. This is subject to modification pending documentation of current carrying capacity, but generally the pastures do not vary considerably in available forage, so not much change is anticipated.

After mining and reclamation operations are complete, and permission is granted by the regulatory agencies, SCC will expand both programs into land currently reserved only for mining operations. The block management (hunter access) and rest rotation grazing system will be maintained on lands owned and controlled by SCC until such time as the property is sold, transferred or otherwise relinquished by the company.

Photographic documentation will be obtained so that a record of range condition improvement resulting from instituting the rest-rotation grazing system can be maintained.

It is SCC's intention to mitigate the loss of critical mule deer winter range by instituting the block management program and a rest rotation grazing system on lands owned and controlled by the company. If the programs outlined above meet the requirements for mitigation of the unsuitability designation, SCC requests that the MFWP Department classify lands designated as unsuitable for mining as suitable with stipulations, i.e., implementation of the mitigation plan proposed herein. A change in the designation from "Unsuitable for Mining" to "Suitable with Stipulations" will be required from the Bureau of Land Management to proceed with proposed expansion of our mining operation.

Please advise if you have any questions or suggestions on institution of the proposed mitigation plan.

Sincerely,

/s/  MICHAEL HUMPHRIS
Michael Humphris
Reclamation Supervisor

cc:
Ron Destefano, SCC
David Dearcorn, SCC
Dick Ellis, MFWP
Bill Mathews, BLM
Bonnie Lovelace, MDSL

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